Exhibit 99.2

NEWS RELEASE

Geokinetics Experts to Present Seismic Fracture Characterization at SEG 2011

HOUSTON, TEXAS — September 13, 2011 — Geokinetics, Inc. (NYSE Amex: GOK) today announced that Company experts will present seismic fracture characterization on its multi-client 3D programs at the 2011 SEG Annual Meeting in San Antonio, TX from September 18-23, 2011.

In today’s exploration of unconventional plays, as well as accurate positioning of the target layers in the subsurface, understanding the relationship of fractures and their orientation is fundamental to the successful exploitation of these prolific plays.  Geokinetics has performed detailed seismic fracture characterization on its multi-client 3D full azimuth surveys covering the Niobrara resource play in Weld County, Colorado and the Marcellus resource play in Bradford County, Pennsylvania, using its latest integrated technologies.  The workflow involves using well log-based modeling to calibrate and assess the sensitivity of P-wave velocity, S-wave velocity and density to both fracture density and fracture orientation using anisotropic theory. Fracture characterization attributes are extracted from the P-wave recorded seismic data using elliptical inversion techniques applied to interval velocity and shear impedance obtained through pre-stack simultaneous elastic inversion. A three component survey recorded simultaneously with the full angle P-wave survey is used to extract fracture attributes based on the fast and slow shear wave data. The results are compared and conclusions made.  In addition, Geokinetics will present an overview of unconventional hydrocarbon plays, the geologic setting of the Niobrara resource play and the latest in seismic acquisition for land and transitional zone surveys.

Presentation schedules will be posted at Geokinetics’ SEG 2011 booth #1213.

About Geokinetics Inc.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.

Contact:

Scott M. Zuehlke

Director of Investor Relations

Geokinetics

(713) 850-7600